UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  06/02/2010

Air Transport Services Group, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50368

DE	26-1631624
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

145 Hunter Drive, Wilmington, OH 45177
(Address of principal executive offices, including zip code)

(937) 382-5591
(Registrant’s telephone number, including area code)

ABX Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On June 2, 2010, Air Transport Services Group, Inc. ("ATSG"), as lessee, leased from the Clinton County Port Authority ("CCPA"), as lessor, approximately 500,000 square feet of office, hangar and related space at the Wilmington Air Park (the "Air Park"), in Wilmington, Ohio. The lease is for an initial term of nine years and contains a renewal option for an additional term of three years upon such terms and conditions as may be agreed by the parties. The rent, which is $250,000 per month, is subject to adjustment at the beginning of the fourth and seventh year of the term and is also subject to adjustment from time to time based on the amount of square footage leased to other tenants at the Air Park.

On June 2, 2010, ATSG's wholly owned subsidiary, ABX Air, Inc. ("ABX"), also entered into an agreement with the CCPA pursuant to which ABX performs certain operations and management-related services at the Air Park.

Item 1.02.    Termination of a Material Definitive Agreement

ABX and DHL Express (USA), Inc. were parties to a sublease agreement, dated August 15, 2003, pursuant to which ABX leased office, hangar and related space at the Air Park. The sublease expired in accordance with its terms on June 2, 2010, in conjunction with DHL's conveyance of the Air Park to the CCPA and the consummation of the lease agreement between ATSG and the CCPA described in Item 1.01 of this Form 8-K.

ATSG and its subsidiaries, ABX and Cargo Aircraft Management, Inc., are parties to several agreements with DHL Network Operations (USA), Inc. and its affiliates, pursuant to which ATSG provides aircraft and operating support to DHL's international logistics network. The principal operating agreements are described in ATSG's Form 8-K filed on March 30, 2010 and are also attached as exhibits to ATSG's Quarterly Report on Form 10-Q filed on May 10, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Air Transport Services Group, Inc.

Date: June 07, 2010	By:	/s/ W. Joseph Payne
W. Joseph Payne
Sr. VP, Corporate General Counsel & Secretary